Exhibit 99.1

Atlanta, Georgia

November 10, 2009

Symbol:  CGL-A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s Inc. Announces Results for Second Quarter Ended October 3, 2009

Cagle’s Inc. reported net income of $ 0.7 million or $0.15 per share for the second quarter of fiscal year 2010 compared to a net loss of $5.5 million or $1.18 per share for the second quarter of fiscal 2009. For the first six months of fiscal 2010 net income was $2.0 million or $0.43 per share compared with a net loss of $8.5 million or $1.82 per share for the first six months of fiscal 2009.

Revenues for the second quarter were $ 87.6 million up 15.8 % and pounds sold increased 14.7% both influenced by a fourteen week period in 2010 versus a thirteen week period in 2009. For the six month period revenues were $165.6 million up 8.5%  and sales pounds increased 4.9% again influenced by the additional week in the first two quarters of fiscal 2010 as compared to the same period in fiscal 2009. Quoted market prices for the second quarter of fiscal 2010 versus the same period last year fluctuated as boneless breast increased 6%, breast tenders increased 22%, wings increased 49%, drums decreased 14%, leg quarters were 24% lower and whole birds without giblets were 6% less.

Cost of sales for the second quarter of fiscal 2010 increased 2.7% as compared with the same period last year, from $79.7 million to $81.8 million reflecting the previously mentioned additional week in the period and a 14.7% increase in pounds sold coupled with an 8.6% reduction in the cost of feed. For the first six months of 2010 cost of sales was $153.5 million down 2.4% from fiscal 2009.

Wet weather across the mid-west has delayed and possibly damaged what appeared to be a record crop in both corn and soybean meal causing feed prices to increase as we enter our third quarter. Poultry producers continue to exhibit restraint with egg sets 3% less than the same quarter of 2008 and 7% below the July - September period in 2007. Producers of pork, beef and turkey have been slower to contract resulting in an excess of protein on the world market as demand remains problematic.

Cagle’s Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, Chief Executive Officer and President

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle’s Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	October 3, 2009 (Unaudited)	March 28, 2009
ASSETS

Current Assets	$44,304	$42,798

Other Assets	9,898	11,571

Property, Plant, and Equipment (net)	35,415	36,783

TOTAL ASSETS	$89,617	$91,152

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$2,601	$2,488
Trade Accounts Payable	18,745	19,989
Other Current Liabilities	7,937	7,642
Total Current Liabilities	29,283	30,119

Long-Term Debt	25,850	29,049

Total Stockholders’ Equity	34,484	31,984

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$89,617	$91,152

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, except net income per share)

	14 wks ended	13 wks ended	27 wks ended	26 wks ended
	10/03/2009	09/27/2008	10/03/2009	09/27/2008
Net Sales	$87,570	$75,632	$165,585	$152,553
Costs and Expenses:
Cost of Sales	81,819	79,702	153,527	157,279
Selling and Delivery	2,275	2,355	4,472	4,687
General and Administrative	1,985	1,532	3,650	2,724
Total Costs and Expenses	86,079	83,589	161,649	164,690

Operating Income (Loss)	1,491	(7,957)	3,936	(12,137)

Other Income (Expense):
Interest Expense	(415)	(606)	(857)	(1,095)
Other Income (Expense), Net	3	(4)	5	(16)
Total Other Income (Expense), Net	(412)	(610)	(852)	(1,111)

Income (Loss) Before Income Taxes	1,079	(8,567)	3,084	(13,248)

Income Tax Expense (Benefit)	388	(3,084)	1,110	(4,769)

Net Income (Loss)	$691	$(5,483)	$1,974	$(8,479)

Weighted-Average Common Shares Outstanding	4,615	4,662	4,617	4,662

Net Income (Loss) Per Common Share	$0.15	$(1.18)	$0.43	$(1.82)